Exhibit 10.1

SECURITY AGREEMENT

This Security Agreement (this “Agreement”) is entered into as of October 24, 2024, by CAPSTONE TECHNOLOGIES GROUP, INC. a Nevada corporation (“Capstone”), VISITIQ, LLC, a Delaware limited liability company (“Visit”, and together with Capstone, each a “Borrower” and collectively, the “Borrowers”), each Subsidiary of Capstone party hereto from time to time, (such Subsidiaries, together with the Borrowers, each a “Grantor” and collectively, the “Grantors”) in favor of Arena Investors, LP, in its capacity as collateral agent and investor representative on behalf of the Investors (as defined in the Note Purchase Agreement referred to below) (in such capacity, together with its successors and assigns in such capacity, the “Investor Representative”).

RECITALS

A.          Pursuant to that certain Note Purchase Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), by and among the Borrowers, the Investors and the Investor Representative, the Investors have agreed, severally, but not jointly and severally, to purchase certain original issue discount senior secured convertible promissory notes (each a “Note” and collectively, the “Notes”) from the Borrowers on the terms and subject to the terms and conditions set forth in the Note Purchase Agreement.

B.           It is a condition precedent to the Investors’ willingness to enter into the Note Purchase Agreement and to purchase the Notes from the Borrowers that each Grantor pledge all of its right, title and interest in and to the Collateral (as hereinafter defined) to the Investor Representative to secure the Secured Obligations (as defined below), subject to the terms and conditions set forth herein.

AGREEMENT

In consideration of the Recitals and the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions

1.1          Definitions, Generally. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to such terms in the Note Purchase Agreement or the Notes. Additionally, other capitalized terms that are not defined herein or in the Note Purchase Agreement or the Notes, but are defined in the UCC, shall have the meanings given to them in the UCC.

1.2          Certain Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law or executive order to close.

“Collateral” means each Grantor’s right, title and interest in, to and under the following property of such Grantor, whether now owned or existing or hereafter acquired or arising and wherever located, whether tangible or intangible:

(a)           all Accounts and all Instruments, contract rights and “chattel paper” (as defined in the UCC, including but not limited to electronic chattel paper) relating to or arising out of any Accounts and all of such Grantor’s rights, remedies, security, Liens and supporting obligations in, to and in respect of the foregoing;

(b)          all now existing and hereafter acquired or arising deposit accounts (including without limitation any deposit account), investment accounts, commercial paper, investment securities, Investment Property, and certificates of deposit, of every nature, wherever located, and all funds received thereby, deposited therein or associated therewith and all signature cards, account agreements and other documents and records associated therewith, and all supporting obligations, letter of credit rights and commercial tort claims and all cash and other monies and property in the possession or control of Investor Representative or any Investor (including cash collateral held by Investor Representative pursuant to this Agreement);

(c)          all goods relating to, or which by sale have resulted in, Accounts, including, without limitation, all goods described in invoices or other documents or instruments with respect to, or otherwise representing or evidencing, any Account, and all returned, reclaimed or repossessed goods;

(d)          all refunds, returned and unearned insurance premiums, insurance proceeds, and rights and claims under insurance policies;

(e)          Inventory;

(f)           General Intangibles;

(g)          Equipment that can be perfected by the filing of a financing statement in the United States;

(h)          Commercial Tort Claims;

(i)           Intellectual Property, including, for the avoidance of doubt, Software;

(j)           Goods and Fixtures;

(k)          All money, cash and cash equivalents;

(l)           All Investment Property (including the Pledged Collateral);

(m)         all books and records (including records in electronic format) evidencing or relating to or associated with any of the foregoing;

(n)          all right, title and interest (excluding any leasehold estate) in and to any parcel of owned real property, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership thereof;

(o)          all information and data compiled or derived by such Grantor with respect to any of the foregoing (other than any such information and data subject to legal restrictions of patient confidentiality);

(p)          all other personal property of such Grantor not described above whether now existing or hereafter acquired; and

(q)          all collections and Proceeds, whether cash or non-cash, of all of the foregoing provided, that Collateral shall not include any Excluded Assets.

“Control Agreement” shall mean, an agreement, in form and substance that is reasonably satisfactory to the Investor Representative), establishing the Investor Representative’s exclusive Control (as defined in the UCC) of a deposit account, securities account or commodities account, by and among the applicable Grantor, the Investor Representative and the financial institution maintaining such account.

“Copyrights” shall mean all of a Grantor’s present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any registered Copyright now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting any right to any Grantor under any registered Copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement, but excluding off-the-shelf software and immaterial Copyrights.

“Excluded Asset” means each of the following assets (provided, the term Excluded Asset shall not at any time include the Proceeds of any such asset): (a) any lease, license, contract, property right, Permit or agreement (or any General Intangibles or other rights arising thereunder) to which any Grantor is a party or any of its rights or interests thereunder if and to the extent and for so long as the grant of the security interest of Investor Representative with respect thereto shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Loan Party therein or (ii) a breach, default or termination pursuant to the terms thereof, including pursuant to any “change of control” or similar provision (provided, that such asset shall no longer be an Excluded Asset immediately at such time as the condition causing such abandonment, invalidation, unenforceability, breach, default or termination shall be remedied); (b) (i) any asset or property, the granting of a security interest in which would (A) require any governmental consent, approval, license or authorization not obtained, (B) be prohibited by enforceable anti-assignment provisions of contracts (binding on such asset at the time of acquisition thereof and not entered into in contemplation of such acquisition) or applicable law, except to the extent that any such prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (III) result in materially adverse tax consequences to any Grantor as reasonably determined by the Administrative Borrower (and approved by the Investor Representative) and (ii) any governmental licenses or state or local franchises, charters or authorizations that are not permitted to be pledged and/or not permitted to have a security interest granted therein under applicable law; (c) any “intent-to-use” trademark application, filed pursuant to Section 1(b) of the Lanham Act, 17 U.S.C. § 1051(b), prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto (as each is defined in such act), to the extent, if any, that, and solely during the period, if any, in which, the grant of the security interest of Investor Representative with respect thereto would impair the validity or enforceability of such intent-to-use trademark application or any registration that issues from such intent-to-use application under applicable federal law; (d) fixed or capital assets of any Grantor that are subject to a purchase money lien or a capital lease that is permitted under the Transaction Documents and the governing documentation of which prohibits, or requires the consent of a third party (other than a Grantor or any of its Affiliates) to, the creation of a Lien therein; (e) Excluded Deposit Accounts; and (f) with the consent of the Investor Representative, any asset to the extent the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the Investors.

“Excluded Deposit Accounts” means any bank account established by any Grantor (i) used exclusively for payroll, payroll taxes or employee wages and/or benefits, withholding, escrow, customs, insurance, or trust or fiduciary purposes or (ii) prohibited by legal requirements from the granting of a Lien thereon.

“Intellectual Property” means the following as such may exist or be created in any jurisdiction worldwide (a) all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing and/or the business connected with the use of and symbolized by the foregoing; (b) all copyrights, author’s rights, moral rights and copyrightable subject matter and all other works of authorship, whether or not published and whether or not registered, and all applications and registrations therefor; (c) all patents, applications for patents and statutory invention registrations, including reissues, divisions, provisionals, non-provisionals, continuations, renewals, re-examinations, extensions and continuations-in-part of the foregoing; (d) all Software; (e) all designs, design registrations and design registration applications; (f) all rights in databases and data collections (including design databases, knowledge databases and customer databases); (g) all trade secrets and confidential or Proprietary Information; (h) all other proprietary information and intellectual property in all forms and media, and all goodwill associated therewith, and whether or not subject to patent, copyright, trademark, design or other intellectual property registration or classification, now known or hereafter recognized in any jurisdiction worldwide; (i) all rights pertaining to the foregoing, including those arising under international treaties and convention rights; (j) all rights and powers to assert, defend and recover title to any of the foregoing; (k) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; (l) all proceeds, income, royalties, damages and payments now and/or hereafter due and payable under and/or in respect of all of the foregoing (including with respect to past, present or future infringement or violation thereof); and (m) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.

“Intellectual Property Collateral” means all Intellectual Property of any Grantor other than any such Intellectual Property that, at the time of determination, constitutes an Excluded Asset.

“Intellectual Property Security Agreements” means any short-form Patent Security Agreement, short-form Trademark Security Agreement, and short-form Copyright Security Agreement.

“Inventory” shall mean, with respect to any Grantor, all of such Grantor’s present and hereafter acquired inventory (as defined in the UCC) including all merchandise and inventory in all stages of production (from raw materials through work-in-process to finished goods), and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping of the foregoing, and all Proceeds of any of the foregoing.

“Officer’s Certificate” means a certificate of an officer of the Administrative Borrower delivered to the Investor Representative, addressing such matters as may be required by the terms hereof.

“Patents” shall mean all of any Grantor’s present and hereafter acquired patents, patent applications, registrations, all reissues and renewals thereof, all licenses thereof, all inventions and improvements claimed thereunder, all general intangible, intellectual property and other rights of any Grantor with respect thereto, and all income, royalties and other Proceeds of the foregoing.

“Payment in Full” or “Paid in Full” has the meaning ascribed thereto in Section 9.10.

“Permits” shall mean all accreditations, certifications, provider or supplier numbers, registrations, certificates of authority, certificates of need, certificates of reimbursement, variances, qualifications, filings, consents, governmental licenses, authorizations, supplier numbers, registrations, permits, device authorizations and approvals, certificates, franchises, qualifications, accreditations, consents, approvals, listings, certificates, product clearances or approvals, marketing authorizations and all other licenses, authorizations, registrations, permits, consents and approvals or exemptions thereto required in connection with the conduct of any Grantor’s business or to comply with any applicable laws and implementing regulations, and those issued by state governments, environmental protection agency permits, and any and all licenses, patents, trademarks and other intellectual property rights necessary for the conduct of any Grantor’s business.

“Permitted Liens” means the following Liens on assets of any Grantor:

(a)	Liens under the Transaction Documents;

(b)	Liens imposed by law for taxes that are not yet required to be paid;

(c)           statutory or common law Liens of landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen's, construction contractors and other like Liens arising in the ordinary course of business which secure obligations that (i) are not overdue by more than 90 days or if more than ninety (90) days overdue, are unfiled (or if filed have been discharged or stayed or does not otherwise permit such lien or to exercise any power of sale) and no other action has been taken to enforce such Lien or (ii) are being contested in good faith by appropriate proceedings;

(d)           pledges or deposits made, or Liens arising as a matter of law, in the ordinary course of business (i) in compliance with workers' compensation, payroll taxes, unemployment insurance and other social security laws or regulations, and (ii) pledges and deposits made in the ordinary course of business and securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Grantors;

(e)           easements, rights-of-way, licenses, restrictions, covenants, conditions, encroachments, protrusions and other and similar encumbrances and minor title defects on or affecting real property which do not in any case materially interfere with the ordinary conduct of the business of the Grantors;

(f)           any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Grantors;

(g)           (A) any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by a Grantor in the ordinary course of business or not otherwise materially interfering with the business of any Grantor and (B) licenses, sublicenses, leases or subleases and Liens on the property covered thereby, in each case, with respect to any assets granted to third Persons in the ordinary course of business or that do not otherwise materially interfering with the with the business of any Grantor;

(h)           Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry; or

(i)            Liens that are contractual rights of set-off relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of indebtedness.

“Proprietary Information” means proprietary information, including inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, testing information, processes and techniques, research and development information, methods, formulations, drawings, specifications, designs, algorithms, plans, proposals, financial information, improvements, discoveries, ideas, developments, data, processes, techniques, manuals, instructions, blueprints, plans, descriptions, financial, technical, marketing and business data, sales, plans, pricing and cost information, vendor, customer, distributor, end user and supplier lists, personal data, prospect lists, projections, analyses and copies and tangible embodiments of all of the foregoing, in whatever form or medium.

“Registered Intellectual Property Collateral” means the Collateral consisting of United States issued Patents, United States registered Trademarks and United States registered Copyrights together with, in the case of such Patents and Trademarks, all pending applications therefor, and all Copyright Licenses.

“Responsible Officer” means the officer of the Investor Representative with direct responsibility for the administration of this Agreement.

“Secured Obligations” means the obligations of any and/or all of the Grantors from time to time arising under the Notes and the other Transaction Documents with respect to the due and prompt payment of (i) the principal of, and interest on, the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, attorneys' fees and disbursements, reimbursement obligations and expenses and indemnities, whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise, including interest, fees and other amounts that accrue after the commencement by or against any Grantor of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding, of such Grantor under or in respect of the Notes and the other Transaction Documents.

“Software” means (a) all software, firmware, middleware, computer programs, applications, interfaces, tools, operating systems, software code of any nature (including all object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all processes, technical data, build scripts, test scripts, algorithms, APIs, subroutines, techniques, operating procedures, screens, user interfaces, report formats, development tools, templates, menus, buttons, icons and user interfaces, (b) all electronic data, databases and data collections, and (c) all documentation, including user manuals, technical manuals, training manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing.

“Trademarks” shall mean all of each Grantor’s present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, corporate names, business names, service marks, logos and any other designs or sources of business identities, prints and labels (on which any of the foregoing may appear), all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

“UCC” means the Uniform Commercial Code as enacted in the State of New York, as in effect from time to time.

“USCO” means the United States Copyright Office.

“USPTO” means the United States Patent and Trademark Office.

2.	Grant of Security Interest.

2.1           General. As collateral security for the prompt payment and performance in full of the Secured Obligations, each Grantor hereby grants to Investor Representative, for the benefit of the Investors, a security interest in, and continuing lien upon, all of such Grantor’s right, title and interest in and to all of the Collateral.

2.2           Grant of License to Use Intellectual Property. Without limiting any other rights of the Investor Representative as the holder of a security interest in any Intellectual Property Collateral, for the purpose of enabling the Investor Representative to exercise rights and remedies under this Agreement at such time as the Investor Representative shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Investor Representative (a) an irrevocable, nonexclusive license (exercisable without payment of rent, royalty or other compensation to any Grantor) to use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located (whether or not any license agreement by and between such Grantor and any other Person relating to the use of such Intellectual Property Collateral may be terminated hereafter), and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and, to the extent permitted by applicable law, the right to prosecute and maintain all Intellectual Property Collateral and the right to sue for infringement of the Intellectual Property Collateral, and (b) an absolute power of attorney to sign, upon the occurrence and during the continuation of an Event of Default, any document which may be required to effect any assignments or enforce any rights or obligations in the Transaction Documents or available under applicable law. The use of such license by the Investor Representative may only be exercised, at the option of the Investor Representative, during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Investor Representative in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent waiver of an Event of Default. Each Grantor further agrees to cooperate with the Investor Representative in any attempt to prosecute or maintain the Intellectual Property Collateral or sue for infringement of the Intellectual Property Collateral.

3.	Pledge.

3.1          Each Grantor, as security for the prompt payment and performance in full of the Secured Obligations of such Grantor, hereby pledges to the Investor Representative, its successors and permitted assigns, for the benefit of the Investors, and hereby grants to the Investor Representative, its successors and permitted assigns, for the benefit of the Investors, a security interest in all of such Grantor’s right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest:

(i)        all Equity Securities held by it, including without limitation, the Equity Securities which are listed on Schedule II, and any other Equity Securities obtained in the future by such Grantor and the certificates (if any) representing all such Equity Securities (the “Pledged Equity”); provided that the Pledged Equity shall not include Excluded Assets;

(ii)        (A) all promissory notes, debt securities and other instruments owned by it, including, without limitation, the promissory notes, debt securities and instruments which are listed opposite the name of such Grantor on Schedule II, and (B) any promissory notes, debt securities and other instruments obtained in the future by such Grantor (the “Pledged Debt”);

(iii)      all other property that may be delivered to and held by the Investor Representative pursuant to the terms of this Section 3;

(iv)      subject to this Section 3, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above;

(v)       subject to this Section 3, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii), (iii) and (iv) above; and

(vi)      all Proceeds of any of the foregoing

(the items referred to in clauses (i) through (vi) above being collectively referred to as the “Pledged Collateral”); provided, however, that neither “Pledged Collateral” nor any defined term used therein shall include any Excluded Assets;

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Investor Representative, its successors and permitted assigns, for the benefit of the Investors, subject, however, to the terms, covenants and conditions hereinafter set forth.

3.2	Delivery of the Pledged Equity.

(a)          Without limiting the provisions of any other Transaction Document, if any Grantor acquires any Pledged Equity or Pledged Debt, such Grantor hereby agrees to deliver or cause to be delivered to the Investor Representative, for the benefit of the Investors, any and all certificates (if any) representing Pledged Equity acquired after the Closing Date and any and all Pledged Debt acquired after the Closing Date that is evidenced by a promissory note or other instrument having a value in excess of $10,000 by not later than the date on which the quarterly financial statements required to be delivered pursuant to the terms of the Notes following the calendar quarter during which such Pledged Equity or Pledged Debt is received.

(b)          Any Pledged Equity delivered to the Investor Representative pursuant to the terms hereof shall be accompanied by (i) stock or security powers, endorsements or allonges duly executed in blank or other instruments of transfer, as applicable, in each case reasonably satisfactory to the Investor Representative and (ii) a schedule describing such Pledged Equity, which schedule shall be deemed to supplement Schedule II and made a part hereof; provided that failure to supplement Schedule II shall not affect the validity of such pledge of such Pledged Equity. Each schedule delivered pursuant to the terms hereof shall supplement any prior schedules so delivered.

3.3          Representations, Warranties and Covenants. Each Grantor hereby represents, warrants and covenants to and with the Investor Representative, for the benefit of the Investors, on the Closing Date and on each date on which quarterly financial statements are required to be delivered under the Notes (as of the last day of the most-recently-ended calendar quarter), that:

(a)          Schedule II sets forth a true, correct and complete list, with respect to such Grantor, of (i) all the Equity Securities owned by such Grantor and the percentage of the issued and outstanding units of each class of the Equity Securities of the issuer thereof represented by the Pledged Equity owned by such Grantor and (ii) all the Pledged Debt that is evidenced by a promissory note or other instrument having a value in excess of $10,000 that is owned by such Grantor;

(b)          the Pledged Equity has been duly and validly authorized and issued by the issuers thereof and is fully paid and non-assessable (if applicable);

(c)          such Grantor (i) is the record owner of the Pledged Equity of such Grantor indicated on Schedule II, (ii) holds such Pledged Equity free and clear of all Liens, other than (A) the Lien in favor of the Investor Representative securing the Secured Obligations and (B) Permitted Liens, and (iii) if reasonably requested by the Investor Representative in writing, will use commercially reasonable efforts necessary to defend such Grantor’s title or interest thereto or therein against any and all Liens (other than the Permitted Liens), however arising, of all Persons whomsoever, with respect to such Pledged Equity;

(d)          except (i) for restrictions and limitations imposed or permitted by the Transaction Documents or securities laws generally, (ii) any change of control or similar provisions contained in any leases, licenses or other assets held by the issuer of such Pledged Equity, and (iii) in the case of Pledged Equity of Persons that are not wholly-owned Subsidiaries, transfer restrictions that exist at the time of acquisition of Equity Securities in such Persons (but not entered into in contemplation thereof), the Pledged Collateral of such Grantor is freely transferable and assignable and is not subject to any option, right of first refusal, shareholders agreement, charter or bylaw provisions or contractual restriction of any nature that could reasonably be expected to prohibit, impair, delay or otherwise affect, in each case, in any manner material and adverse to the Investors, the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Investor Representative of rights and remedies hereunder;

(e)          the execution and performance by such Grantor of this Agreement are within such Grantor’s corporate or company powers and have been duly authorized by all necessary corporate action or other organizational action;

(f)          no material consent or approval of any Governmental Authority under applicable U.S. law is necessary to ensure the validity of the pledge effected hereby except for (i) approvals, consents, exemptions, authorizations, or other actions by, or notices to, or filings and registrations necessary to perfect the Liens on the Collateral granted by such Grantor in favor of the Investor Representative (or to release existing Liens) or for the Investor Representative to exercise remedies in respect of such Collateral, (ii) approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) approvals, consents, exemptions, authorizations or other actions, notices or filings, in each case, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect;

(g)          by virtue of the execution and delivery by such Grantor of this Agreement, and delivery by such Grantor of such Grantor’s certificated Pledged Equity to, and continued possession of such Pledged Equity by, the Investor Representative in the State of New York (or in the case of any Pledged Equity not represented by a physical certificate, upon the proper filing of UCC-1 financing statements against such Grantor), the Investor Representative has a legal, valid and perfected first-priority lien upon and security interest in such Pledged Equity as security for the payment and performance of the Secured Obligations to the extent such perfection is governed by the UCC, subject, in each case, only to Permitted Liens;

(h)          by virtue of (i) the proper filing in the appropriate filing office of UCC financing statements or other appropriate filings, recordings or registrations prepared on behalf of the Investor Representative, and (ii) to the extent required hereby, the delivery of promissory notes or other instruments evidencing Pledged Debt to, and continued possession of such promissory notes or other instruments evidencing Pledged Debt by, the Investor Representative in the State of New York, the Investor Representative has a legal, valid and perfected security interest in respect of such Pledged Debt in which the Investor Representative’s security interest therein may be perfected by filing or recording in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC or by possession of such promissory notes or other instruments evidencing such Pledged Debt.

Subject to the terms of this Agreement, each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and the Investor Representative having given the Administrative Borrower written notice (which may be contemporaneous) of the Investor Representative’s intent to exercise such rights (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 5.1(b) of the Note), such Grantor will comply with instructions of the Investor Representative with respect to the Equity Securities in such Grantor that constitute Pledged Equity hereunder without further consent by the applicable owner or holder of such Equity Securities.

Notwithstanding anything to the contrary in this Agreement, to the extent any provision of this Agreement or the Notes excludes any assets from the scope of the Pledged Collateral, or from any requirement to take any action to perfect any security interest in favor of the Investor Representative in the Pledged Collateral, the representations, warranties and covenants made by any Grantor in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of the Investor Representative (including, without limitation, in this Section 3.3) shall be deemed not to apply to such Excluded Assets.

3.4          Article 8 Opt-In. Each Grantor shall take all actions necessary to cause all membership interests, partnership interests and other equity interests of each limited liability company or limited partnership owned or controlled by such Grantor to be or become a “security” within the meaning of, or to be governed by Article 8 of the UCC as in effect under the laws of any state having jurisdiction, including causing each such limited liability company and limited partnership to “opt in” and to take all other action necessary to establish such membership interests, partnership interests and other equity interests of such limited liability company or limited partnership comprising the Collateral as a “security”, to become a certificated security and to deliver all certificates evidencing such interest to the Investor Representative in accordance with and as required by Section 3.2.

3.5	Registration in Nominee Name; Denominations.

If an Event of Default shall have occurred and be continuing and the Investor Representative shall have given the Administrative Borrower written notice (which may be contemporaneous) of its intent to exercise such rights (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 5.1(b) of the Note), (a) the Investor Representative, on behalf of the Investors, shall have the right (but not the obligation) to hold the Pledged Equity in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of any Grantor, endorsed or assigned in blank or in favor of the Investor Representative, and each Grantor will promptly deliver to the Investor Representative copies of any written notices or other written communications received by such Grantor with respect to the Pledged Equity registered in the name of such Grantor and (b) the Investor Representative shall have the right to exchange the certificates representing the Pledged Equity for certificates of smaller or larger denominations for any purpose consistent with this Agreement, to the extent permitted by the documentation governing such Pledged Equity.

3.6           Voting Rights; Dividends and Interest.

(a)          Unless and until an Event of Default shall have occurred and be continuing and the Investor Representative shall have provided written notice (which may be contemporaneous) to the Administrative Borrower that the rights of the Grantors under this Section 3.6 are being suspended (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 5.1(b) of the Note):The Grantors shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Equity or any part thereof for all purposes not in violation of the Transaction Documents.

(2)          The Investor Representative shall promptly (after reasonable advance notice and at the Grantors’ sole cost and expense) execute and deliver to the Grantors, or cause to be executed and delivered to the Grantors, all proxies, powers of attorney and other instruments as the Administrative Borrower may reasonably request for the purpose of enabling the Grantors to exercise the voting and/or consensual rights and powers the applicable Grantors are entitled to exercise pursuant to clause (1) above.

(3)          The Grantors shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Equity to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Notes, the other Transaction Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Securities of the issuer of any Pledged Equity or received in exchange for Pledged Equity or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall be promptly delivered to the Investor Representative in the same form as so received (with any endorsement reasonably requested by the Investor Representative) to the extent required by Section 3.2. So long as no Event of Default has occurred and is continuing, the Investor Representative shall promptly deliver to the Administrative Borrower any Pledged Equity in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Equity not prohibited by the Notes in accordance with this Section 3.6.

(b)          Upon the occurrence and during the continuance of an Event of Default, after the Investor Representative shall have notified the Administrative Borrower of the suspension of the Grantors’ rights under Section 3.6(a)(3) (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 5.1(b) of the Note), all rights of the Grantors to dividends, interest, principal or other distributions that the Grantors are authorized to receive pursuant to Section 3.6(a)(3) shall cease, and all such rights shall thereupon become vested in the Investor Representative, which shall have the sole and exclusive right and authority to receive and retain as Collateral such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.6 shall be promptly delivered to the Investor Representative upon demand in the same form as so received (with any endorsement reasonably requested by the Investor Representative). Any and all money and other property paid over to or received by the Investor Representative pursuant to the provisions of this Section 3.6(b) shall be retained by the Investor Representative as Collateral in an account to be established by the Investor Representative upon receipt of such money or other property. After all Events of Default have been waived, the Investor Representative shall promptly repay to the Administrative Borrower for the benefit of the Grantors (without interest) all dividends, interest, principal or other distributions that the Grantors would otherwise have been permitted to retain pursuant to the terms of Section 3.6(a)(3) and that remain in such account.

(c)          Upon the occurrence and during the continuance of an Event of Default, after the Investor Representative shall have provided the Administrative Borrower with notice of the suspension of the Grantors’ rights under Section 3.6(a)(1) (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 5.1(b) of the Note), then all rights of the Grantors to exercise the voting and consensual rights and powers the Grantors are entitled to exercise pursuant to Section 3.6(a)(1), and the obligations of the Investor Representative under Section 3.6(a)(2), shall cease, and all such rights shall thereupon become vested in the Investor Representative, which shall have the sole and exclusive right and authority (but not the obligation) to exercise such voting and consensual rights and powers; provided that the Investor Representative shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been waived, the Grantors shall have the exclusive right to exercise the voting and/or consensual rights and powers that the Grantors would otherwise be entitled to exercise pursuant to the terms of Section 3.6(a)(1) above, and the obligations of the Investor Representative under Section 3.6(a)(2) shall be reinstated.

(d)          In order, and to the extent necessary, to permit the Investor Representative to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, each Grantor hereby grants to the Investor Representative an irrevocable (until the termination of this agreement) proxy to vote all or any part of the Pledged Collateral held by such Grantor and to exercise all other rights, powers, privileges and remedies to which a holder of such Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall only be effective during each period of time that an Event of Default has occurred and is continuing and the Investor Representative has provided reasonable prior written notice to the Administrative Borrower (which may be contemporaneous) that the Investor Representative is exercising its rights under such proxy (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 5.1(b) of the Note); provided that during such time, such proxy shall be effective automatically and without the necessity of any action other than the written notice described above (including any transfer of such Pledged Collateral on the record books of the issuer thereof) by any other Person (including the issuer of such Pledged Collateral or any officer or Investor Representative thereof). Each Grantor acknowledges and agrees that the irrevocable proxy granted to the Investor Representative by such Grantor pursuant to the preceding sentence with respect to the Pledged Collateral held by such Grantor is irrevocable until the Secured Obligations have been Paid in Full and is coupled with an interest and shall be exercisable by the Investor Representative only during each period of time that an Event of Default has occurred and is continuing and the Investor Representative has provided reasonable prior written notice to the Administrative Borrower (which may be contemporaneous) that the Investor Representative is exercising its rights under such proxy (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 5.1(b) of the Note). Each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Investor Representative all proxies, dividend payment orders and other instruments as the Investor Representative may from time to time reasonably request, but in any event solely after an Event of Default has occurred and is continuing, and after having provided required notice to the Administrative Borrower of its desire to exercise its rights hereunder (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 5.1(b) of the Note), and each Grantor acknowledges that the Investor Representative may utilize the power of attorney set forth in Section 8 herein in accordance with the terms thereof.

(e)          Each Grantor which is an issuer of Pledged Collateral hereby agrees to comply with instructions originated by the Investor Representative with respect to such Pledged Collateral after the occurrence and during the continuance of an Event of Default without further consent by the registered owner of such Pledged Collateral.

Any notice given by the Investor Representative to the Administrative Borrower under Section 3.5 or Section 3.6 (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 5.1(b) of the Note) (i) shall be given in writing and (ii) may suspend the rights of the Grantors under Section 3.6(a)(1) or (a)(3) in part without suspending all such rights (as specified by the Investor Representative in its sole and absolute discretion) and without waiving or otherwise affecting the Investor Representative’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

4.            Representations and Warranties. Each Grantor represents and warrants to Investor Representative for the benefit of the Investors as follows:

4.1           Absence of Liens and Interests. Each Grantor owns the Collateral purported to be owned by it, free and clear of any Liens other than Permitted Liens. Subject to Permitted Liens, each Grantor has good and valid rights in and title to (or, with respect to Intellectual Property or leased property, good and valid rights in and title to or a license or lease or other right to use) the Collateral with respect to which it has purported to grant a security interest hereunder and has full organizational power and authority to grant to the Investor Representative the security interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any Person other than (a) any consent or approval that has been obtained, (b) approvals, consents, exemptions, authorizations, or other actions by, or notices to, or filings and registrations necessary to perfect the Liens on the Collateral granted by such Grantor in favor of the Investor Representative (or to release existing Liens) or for the Investor Representative to exercise remedies in respect of such Collateral and (c) approvals, consents, exemptions, authorizations or other actions, notices or filings, in each case, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect;

4.2          Prior Names. Except as provided on Schedule III hereto, no Grantor has, during the five years preceding the Closing Date, changed its name.

4.3          State of Organization. As of the Closing Date, each Grantor is organized under the laws of the state set forth opposite its name on Schedule III hereto.

4.4          Chief Executive Office: Location of Records. Each Grantor’s chief executive office is listed on Schedule III hereto.

4.5          Filings. The UCC financing statements prepared by the Investor Representative and delivered to the Administrative Borrower on or prior to the Closing Date (or in the case of a Grantor that becomes a party to this Agreement after the Closing Date, on or prior to the date on which such Grantor becomes a party to this Agreement) are the only filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Investor Representative in respect of all Collateral of the Grantors in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC; provided, however, that additional filings may be necessary in the USPTO and USCO to perfect the security interest in any Registered Intellectual Property Collateral acquired, owned, filed or developed by or on behalf of any Grantor.

4.6           Intellectual Property. Each Grantor represents and warrants that, if applicable, Intellectual Property Security Agreements containing a description of all Collateral consisting of Registered Intellectual Property Collateral (other than, in each case, any Excluded Assets) owned by, or Copyright Licenses granted to, such Grantor on the Closing Date, have been delivered as of the date hereof for recording with the USPTO and the USCO pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, in respect of all Collateral consisting of Registered Intellectual Property Collateral owned by, or Copyright Licenses granted to, such Grantor on the Closing Date to the extent required by this Agreement or the Notes. To the extent a security interest may be perfected by filing, recording or registration with the USPTO or the USCO, then no further or subsequent filing, re-filing, recording, rerecording, registration or reregistration is necessary (other than (i) such filings and actions as are necessary to perfect the Investor Representative’s security interest with respect to any Collateral consisting of Registered Intellectual Property Collateral acquired or owned by such Grantor after the date hereof and (ii) the UCC financing and continuation statements). Each Perfection Certificate, on the date of delivery thereof, contains an accurate, correct and complete list of all Intellectual Property owned by or licensed to such Grantor (including all Software, whether or not such Software is subject to any Copyrights).

4.7          Perfection. The security interest granted herein constitutes (i) a legal and valid security interest in all the Collateral securing the payment and performance of the Secured Obligations of each Grantor and (ii) subject to the filings described in Section 4.5, a perfected security interest in all Collateral in which a security interest may be perfected by such filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC, which security interest shall be prior to any other Lien on any such Collateral, other than Permitted Liens.

4.8          Locations. As of the Closing Date, Schedule IV lists each location at which Collateral constituting Inventory and Equipment having a value in excess of $10,000 (other than (x) mobile goods, (y) Inventory or Equipment in transit or out for repair or refurbishment and (z) Inventory and Equipment in the possession of employees or customers of any Grantor in the ordinary course of business) is maintained.

4.9          Deposit Accounts and Securities Accounts. All depositary and other accounts (including securities accounts) maintained by any Grantor are described on Schedule V hereto (as such schedule may be updated from time to time in accordance with the terms hereof).

4.10        Commercial Tort Claims. As of the Closing Date, no Grantor holds any Commercial Tort Claim except for those disclosed on Schedule VI hereto.

5.	Covenants.

5.1	Performance. Each Grantor shall pay and perform all the Secured Obligations according to their terms.

5.2          Liens. Each Grantor shall, at its own expense keep the Collateral free of all Liens other than Permitted Liens.

5.3          Expenditures by Investor Representative. The Grantors shall reimburse Investor Representative within 30 days following written demand therefor (accompanied by reasonably detailed supporting invoices therefor) for any reasonable and documented out-of-pocket expenditures incurred by Investor Representative after the occurrence and continuation of an Event of Default for the maintenance, protection and preservation of the Collateral or Investor Representative’s security interest in the Collateral, including taxes, levies, insurance and repairs, and for the collection, repossession, holding, preparation and sale or other disposition of or realization upon the Collateral. In no event will Investor Representative have any obligation to make such expenditures or any liability for failing to make them.

5.4           Protection of Collateral. Each Grantor shall comply with all laws and regulations affecting the ownership or use of the Collateral and shall not permit the waste, injury or destruction of any of the Collateral, in each case, except to the extent any such failure to so comply or any such waste, injury or destruction would not be reasonably be expected to result in a Material Adverse Effect. Each Grantor shall perform all its obligations with respect to the Collateral, whether such obligations arise pursuant to the express terms of the Collateral or pursuant to applicable law, except to the extent any such failure to so comply would not be reasonably be expected to result in a Material Adverse Effect. If any Grantor fails to perform any material obligation under this Agreement with respect to the Collateral, then, after the occurrence and continuation of an Event of Default and upon written notice to the Administrative Borrower (which may be contemporaneous), Investor Representative may do so (without any obligation so to do), and the Grantors shall, within 30 days following receipt of written demand therefor (accompanied by reasonably-detailed invoices with respect thereto), jointly and severally reimburse Investor Representative for any reasonable and documented out-of-pocket cost and expenses, including reasonable and documented out-of-pocket attorneys’ fees, incurred by Investor Representative in connection with such performance. To the extent commercially reasonable to do so, each Grantor shall defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein.

5.5          Certain Changes. No Grantor shall, without providing the Investor Representative with 10 days’ prior written notice thereof, make any change in (i) the legal name of such Grantor, (ii) the identity or type of organization or corporate structure of such Grantor, (iii) the jurisdiction of organization of such Grantor, (iv) the chief executive office of such Grantor or (v) the organizational identification number of such Grantor (to the extent such information is necessary to maintain perfection of the security interest in the collateral).

5.6          Perfection. Each Grantor shall take all steps required to be taken hereunder to ensure that the security interests granted to Investor Representative pursuant to this Agreement are perfected at all times following the Closing Date and, subject to Permitted Liens, of first-lien priority to the extent that such Lien may be perfected by the filing of financing statements under the UCC, the execution of Control Agreements (other than with respect to Excluded Accounts) or filing of Intellectual Property Security Agreements with the USPTO and/or the USCO.

5.7          Financing Statements. Etc. Each Grantor hereby authorizes the filing of any financing statements, fixture filings, amendments, continuation statements or assignments relating to the Collateral that Investor Representative may reasonably request in order to perfect any security interest granted herein, including “all assets” and other similar filings. Each Grantor agrees to cause all financing statements, fixture filings, amendments, continuation statements or assignments to be filed or recorded in the appropriate filing office in order to perfect the Investor Representative’s Lien in the Collateral.

5.8          Accounts. The Administrative Borrower shall deliver to the Investor Representative a revised version of Schedule V showing any changes thereto within 10 Business Days of any such change. Each Grantor hereby authorizes the financial institutions at which such Grantor maintains any account to provide the Investor Representative with such information with respect to such account as the Investor Representative from time to time reasonably may request, and each Grantor hereby consents to such information being provided to the Investor Representative. Each Grantor shall enter into a Control Agreement, in a form reasonably satisfactory to the Investor Representative, with the Investor Representative and each financial institution with which such Grantor maintains from time to time any Deposit Accounts included in the Collateral on the Closing Date by not later than thirty (30) days from the date hereof. Pursuant to the Control Agreements and pursuant hereto, each Grantor grants and shall grant to the Investor Representative, for the benefit of the Investors, a continuing lien upon, and security interest in, all such Deposit Accounts and all funds at any time paid, deposited, credited or held in such Deposit Accounts (whether for collection, provisionally or otherwise) or otherwise in the possession of such financial institutions, and each such financial institution shall act as the Investor Representative’s agent in connection therewith. Following the Closing Date, no Grantor shall establish any Deposit Account with any financial institution unless prior thereto, the Investor Representative and such Grantor shall have entered into a Control Agreement with such financial institution with respect to such account. During the continuance of any Event of Default, the Investor Representative may in its sole discretion give a “Notice of Exclusive Control” or similar term pursuant to any Control Agreement (as defined in such Control Agreement) to the financial institution pursuant to such Control Agreement.

5.9          Commercial Tort Claims. Together with the delivery of quarterly financial statements under the Notes, the Grantors shall deliver to the Investor Representative a revised version of Schedule VI showing any changes thereto as of the last day of the most recently-ended calendar quarter.

5.10        Further Assurances. Each Grantor agrees to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Investor Representative may request from time to time in order (a) to carry out more effectively the purposes of this Agreement and the other Transaction Documents, including compliance with the covenants herein, (b) to subject to valid and perfected first priority Liens any of the Collateral or any other property of such Grantor, (c)  to establish and maintain the validity and effectiveness of any of the Transaction Documents and the validity, perfection and priority of the Liens intended to be created thereby, (d) to better assure, convey, grant, assign, transfer and confirm unto the Investor Representative the rights now or hereafter intended to be granted to it under this Agreement or any other Transaction Document and (e) to enable the Investor Representative to exercise and enforce its rights and remedies hereunder or under any other Transaction Document with respect to any Collateral (including, without limitation, entering into source code escrow agreements or other similar arrangements satisfactory to the Investor Representative with respect to the Software and other Intellectual Property of such Grantor). In furtherance of, and to the extent necessary to accomplish, the foregoing, to the maximum extent permitted by applicable law, each Grantor (i) authorizes the Investor Representative to execute any such agreements, instruments or other documents in such Loan Party’s name (including source code escrow agreements and other similar documents) and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes (but without any obligation to do so) the Investor Representative to file any financing statement required hereunder or under any other Transaction Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Grantor, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed prior to the date hereof. Notwithstanding anything to the contrary, the Investor Representative shall have no obligation to make any request permitted by this Section 5.10 and shall have no liability to the Investors or any other Person connection with any such request or its failure to make any such request.

5.11	Intellectual Property Covenants.

(i)            Each Grantor agrees to (A) take, at its expense, all reasonable steps, including, but not limited to, filing or recording with the USPTO or the USCO, as applicable, documents and instruments, to pursue the registration and maintenance of each Patent, Trademark or Copyright registration or application now or hereafter included in the Collateral owned by such Grantor that are not Excluded Assets, (B) take all reasonable steps to prevent any of the Registered Intellectual Property included in the Collateral owned by such Grantor from lapsing, being terminated, or becoming invalid or unenforceable or placed in the public domain (or in the case of a trade secret, become publicly known) and (C) take all reasonable steps to preserve and protect each item of Registered Intellectual Property owned by such Grantor, including, without limitation, taking reasonable steps necessary to ensure that all licensed users of any of such Grantor’s Trademarks abide by the applicable license’s terms with respect to standards of quality, in each case of (A), (B) and (C) above.

(ii)           Together with the delivery of quarterly financial statements under the Notes, to the extent not previously disclosed, each Grantor shall provide a list of any Registered Intellectual Property Collateral owned by such Grantor and Copyright Licenses granted to such Grantor as of the last day of the most-recently-ended calendar quarter, accompanied by Intellectual Property Security Agreements with respect thereto, in each case, in form and substance reasonably satisfactory to the Investor Representative.

6.            Events of Default. Any Event of Default under any Note or any other Transaction Document is an Event of Default under this Agreement.

7.	Remedies of Investor Representative.

7.1          General. In addition to the rights and remedies granted to Investor Representative in this Agreement, Investor Representative shall at all times have the rights and remedies of a secured party under the UCC and under all other applicable laws or at equity.

7.2          Remedies. Without limiting the generality of Section 7.1, after the occurrence, and during the continuance, of an Event of Default, Investor Representative may take any one or more of the following actions in its sole discretion (but without any obligation to do so):

(a)          Declare all or any part of the Secured Obligations due and payable, without presentment, demand, protest or other notice of any kind, all of which are expressly waived.

(b)          Require the Grantors to assemble the Collateral, and make it available to Investor Representative at any Grantor’s premises or at any other location selected by Investor Representative, where it will remain at the expense of the Grantors pending sale or other disposition.

(c)          Sell, collect or otherwise dispose of the Collateral. If notice of sale or disposition of Collateral is required, 10 calendar days’ notice of any intended sale or other disposition of the Collateral shall not be deemed to be unreasonable. Each purchaser at any such sale will hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Investor Representative shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Investor Representative may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Investor Representative may specifically disclaim any and all warranties of any kind with respect to sales of Collateral to the extent permitted under applicable law.

(d)          Until the Investor Representative is able to effect a sale, lease, or other disposition of Collateral, hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Investor Representative.

(e)          Indorse any note, draft, check or other instrument or document with respect to the Collateral, as the attorney-in-fact for the applicable Grantor with full power of substitution.

(f)          Accept and receive payment of, receipt for or defend, settle, compromise or adjust any claim, suit, action or proceeding with respect to the Collateral.

(g)          Apply for the appointment of (or appoint, as applicable) a receiver, trustee, liquidator, conservator or keeper of the Collateral, to take possession of and/or assume control of or ownership of all or any portion of the Collateral and to enforce any of the Investor Representative’s rights and remedies hereunder and under the other Transaction Documents (for the benefit of itself and the Investors), in each case, without prior notice, without a hearing as to such appointment, without regard to the adequacy of the security for the Secured Obligations and without regard to the solvency of any Borrower, any other Grantor or any other Person liable for any of the Secured Obligations (it being understood and agreed that (i) such receiver, trustee, liquidator, conservator or keeper shall have all the rights, powers and protections provided (A) to it by applicable law or court order and (B) to the Investor Representative under this Agreement and the other Transaction Documents, and (ii) each Grantor hereby (A) agrees to cooperate fully with all requests made by such receiver, trustee, liquidator, conservator or keeper, (B) acknowledges and agrees that a violation of such Grantor’s covenant to so cooperate would result in irreparable harm to the Investor Representative and the Investors for which monetary damages are not readily ascertainable and that accordingly, the same may be specifically enforced, and (C) waives, and agrees to waive, any claim or defense that the Investor Representative would have an adequate remedy at law for the breach of such undertakings).

7.3          Additional Provisions regarding Intellectual Property. Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default:

(a)          the Investor Representative shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Investor Representative or otherwise, in the Investor Representative’s sole discretion, to enforce any Intellectual Property, in which event each Grantor shall, at the request of the Investor Representative, do any and all lawful acts and execute any and all documents required by the Investor Representative in aid of such enforcement and the Grantors shall promptly, upon demand, jointly and severally reimburse and indemnify the Investor Representative in connection with the exercise of its rights under this Section, and, to the extent that the Investor Representative shall elect not to bring suit to enforce any Intellectual Property as provided in this Section 7.3, each Grantor agrees to use, in its reasonable business judgment, all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor’s rights in the Intellectual Property that is material to the business by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be reasonably necessary to prevent such infringement or violation;

(b)          upon written demand from the Investor Representative or exercise of its rights under Section 2.2, each Grantor shall grant, assign, convey or otherwise transfer to the Investor Representative an absolute assignment of all of such Grantor’s right, title and interest in and to the Intellectual Property and shall execute and deliver to the Investor Representative such documents as are reasonably necessary or appropriate to carry out the intent and purposes of this Agreement;

(c)          the Investor Representative shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Investor Representative, and, upon such notification and at the joint and several expense of the Grantors (i) to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done; and (ii) no Grantor shall adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon; and

(d)          the Investor Representative may (but shall not be obligated to), by written notice to the Administrative Borrower, take any or all of the following actions: (A) declare the entire right, title, and interest of each Grantor in the Intellectual Property vested in the Investor Representative in order to collect, enforce, or satisfy the Secured Obligations, in which event such right, title, and interest shall immediately vest in the Investor Representative for the benefit of the Secured Parties, in which case the Investor Representative shall be entitled to exercise the power of attorney referred to in Section 7.3(c)(ii) hereof to execute, cause to be acknowledged and notarized and to record said absolute assignment with the applicable agency; (B) use or sell the Intellectual Property; (C) use or sell the goodwill of each Grantor’s business symbolized by the Trademarks and the right to carry on the business and use the assets of each Grantor in connection with which the Trademarks have been used; and (D) direct each Grantor to refrain, in which event each Grantor shall refrain, from using the Intellectual Property directly or indirectly, and each Grantor shall execute such further documents as the Investor Representative may reasonably request further to confirm this and to transfer ownership of the Intellectual Property and registrations and any pending applications in the United States Copyright Office, United States Patent and Trademark Office, equivalent office in a state of the United States or a foreign jurisdiction or applicable domain name registrar to the Investor Representative for the benefit of the Secured Parties.

7.4          Proceeds. The proceeds of sales, collections or other dispositions of the Collateral will not be credited to the Secured Obligations unless and until actually received in cash by Investor Representative. After payment of all amounts owed to Investor Representative, proceeds shall be applied as provided in Section 4.2 of the Notes.

7.5          Deficiency. The Grantors shall jointly and severally pay any deficiency remaining after application of the net proceeds of the Collateral to the Secured Obligations.

7.6          Delivery of Books and Records. If Investor Representative holds a foreclosure or other sale with respect to any Collateral, or otherwise exercises any rights or remedies under the Transaction Documents or applicable law pursuant to which any Grantor is divested of title to any Collateral, then such Grantor shall within ten (10) days thereafter deliver to the transferee of such Collateral any and all correspondence, books, records and documentation in such Grantor’s possession, or in the possession of any person or entity under the direct or indirect control of such Grantor, relating to such Collateral.

7.7          Other Obligors. Each Grantor waives any right such Grantor may have or claim to require Investor Representative to seek to recover payment of the Secured Obligations, or any portion thereof from any person or entity obligated therefor other than such Grantor.

8.	Power of Attorney.

8.1          Each Grantor hereby irrevocably (during the term of this Agreement) constitutes and appoints Investor Representative and any officer or Investor Representative thereof, with full power of substitution, as its true and lawful attorney-in-fact at any time during the continuance of an Event of Default and upon written notice (which may be contemporaneous) to the Administrative Borrower (in the name of the applicable Grantor or otherwise), to do the following:

(a)          transfer to Investor Representative or to any other person all or any of the Collateral, to indorse any instruments pledged to Investor Representative, and to fill in blanks in any transfers of Collateral, powers of attorney, or other documents delivered to Investor Representative;

(b)          pay or discharge taxes and liens levied or placed on the Collateral, and effect any repairs called for by the terms of this Agreement or the other Transaction Documents;

(c)          (i) take possession of, indorse, and collect any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due under any account, instrument or general intangible or with respect to any other Collateral and (ii) file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Investor Representative for the purpose of collecting all such moneys due under any account, financial asset, instrument, investment property, or general intangible or with respect to any other Collateral whenever payable;

(d)          (i) direct any party liable for any payment with respect to any of the Collateral to make payment of all moneys due or to become due in connection therewith directly to Investor Representative or as Investor Representative shall direct; (ii) ask for, demand, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (iii) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts, assignments, verifications, notices, and other documents in connection with any of the Collateral; (iv) commence and prosecute any suits, actions, or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any thereof and to enforce any other right in respect of any Collateral; (v) defend any suit, action, or proceeding brought against any Grantor with respect to any Collateral; (vi) settle, compromise, or adjust any suit, action, or proceeding described in clause (v) above and, in connection therewith, to give such discharge or releases as Investor Representative may deem appropriate; (vii) to take such actions to amend the organizational documents of such Grantor as the Investor Representative deems necessary or appropriate, including by soliciting votes from the holders of such Grantor’s Equity Securities with respect thereto; and (viii) generally sell, transfer, pledge, and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Investor Representative were the absolute owner thereof for all purposes; and to do, at Investor Representative’s option and at the joint and several expense of the Grantors, at any time or from time to time, all acts and things that Investor Representative deems necessary to protect, preserve or realize upon the Collateral and to effect the intent of this Agreement, all as fully and effectively as the Grantor might do; and

(e)          take any action that the Investor Representative, in its sole discretion, deems necessary to manage the operations of such Grantor’s business.

8.2           Each Grantor hereby ratifies all that said attorneys lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable until the Secured Obligations (other than contingent obligations as to which no claim has been made) are Paid in Full.

8.3          The powers conferred on Investor Representative hereunder are solely to protect Investor Representative’s interests in the Collateral and do not impose any duty upon Investor Representative to exercise any such powers.

9.	Miscellaneous.

9.1           Amendment. This Agreement and the other Transaction Documents contain the complete and final expression of the entire agreement of the parties. No provision of this Agreement may be amended, modified, waived or supplemented, except by a writing signed by the Investor Representative and the Grantors; provided, that no amendment or waiver shall impair Investor Representative’s rights or impose duties on Investor Representative without Investor Representative’s written consent. No waiver by Investor Representative of any Event of Default is a waiver of any other Event of Default.

9.2          Remedies Cumulative. All rights and remedies of Investor Representative are cumulative and may be exercised at such times and in such order as Investor Representative determines, and no delay or omission in exercising any right or remedy is a waiver of it.

9.3          Effectiveness. This Agreement is irrevocable by the Grantors and remains in full force and effect until (i) the Payment in Full of all outstanding Secured Obligations (other than contingent obligations as to which no claim has been made); and (ii) Investor Representative and the Investors have no further obligation to advance funds, or provide other financial accommodations, to or for the benefit of any Borrower or any other Grantor.

9.4          Disclaimer. Neither Investor Representative nor any of its directors, officers of Investor Representatives are liable for any claims, demands, losses or damages made, claimed or suffered by any Grantor, except any which may be caused by their own gross negligence or willful misconduct, as determined by a final, non-appealable order of a court of competent jurisdiction.

9.5          Fees and Legal Expenses. The Grantors shall be required to pay, jointly and severally, all fees and documented out-of-pocket costs and expenses incurred by Investor Representative in connection with the negotiation of this Agreement and the Transaction Documents, Investor Representative’s performance of its duties hereunder and thereunder and enforcement of its remedies hereunder or under applicable law.

9.6          Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, email, courier service or personal delivery. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such address as subsequently modified by written notice given in accordance with this Section 9.6.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five (5) Business Days after being deposited in the mail, postage prepaid; or if by email, when receipt is acknowledged; provided that notices given to the Investor Representative shall be deemed given when actually received by the Investor Representative.

9.7           Governing Law; Jurisdiction; Jury Trial.

(a)          This Agreement and the rights and obligations of the parties hereto are contracts under the laws of the state of New York and for all purposes are governed by and will be construed and enforced in accordance with the laws of the state of New York, without giving effect to any choice of law or conflict provision or rule (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of New York. Each Grantor waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Grantor waives the right to remove any judicial proceeding brought against such Grantor in any state court to any federal court. Any judicial proceeding by any Grantor against Investor Representative or any Investor involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

(b)          Waiver of Jury Trial. EACH GRANTOR, INVESTOR REPRESENTATIVE AND EACH INVESTOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9.8           Counterparts. This Agreement may be executed in any number of counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, e-mail transmission of a PDF file or other electronic methods is as effective as delivery of an original executed counterpart of this Agreement.

9.9           Assignment; Binding Effect. Investor Representative may assign the benefits of this Agreement to any successor Investor Representative acting on behalf of the Investors, and, upon such assignment, such successor Investor Representative shall be entitled to all the benefits of this Agreement. No Grantor may assign this Agreement, or delegate its duties hereunder, without the prior written consent of Investor Representative. Subject to the foregoing, this Agreement inures to the benefit of and is binding upon the successors and assigns of each Grantor and Investor Representative.

9.10	Termination; Release.

(a)          This Agreement and the security interest in the Collateral created hereby, shall terminate automatically upon the earlier of (i) the date on which all of the outstanding Secured Obligations (other than inchoate or contingent obligations not yet due and as to which no claim has been asserted hereunder) have been paid in full in cash, and (ii) the date on which all of the Notes have been converted to Series B Preferred Shares (the “Payment in Full” or “Paid in Full”). Upon termination as aforesaid, Investor Representative shall promptly execute and deliver, at the joint and several expense of the Grantors and upon receipt of an Officer’s Certificate of Administrative Borrower, such releases and discharges as the Administrative Borrower may reasonably request to evidence the foregoing. Investor Representative shall have no liability to any Grantor, any Investor or any other Person for releases delivered in reliance on such Officer’s Certificate.

(b)          In the event that any part of the Collateral is sold or otherwise disposed of in connection with a sale, dividend or other disposition permitted under the terms of any Transaction Document, or is otherwise released at the written direction of Investor Representative (acting at the written direction of the requisite number or percentage of Investors in accordance with the Note Purchase Agreement) in accordance with the terms of the Transaction Documents, and the Proceeds of such sale or sales are free and clear of any third-party Liens, such Collateral will be sold free and clear of the Liens created hereunder, and Investor Representative, at the request of the Administrative Borrower and at the joint and several expense of the Grantors and upon receipt of an Officer’s Certificate of the Administrative Borrower, will promptly execute and deliver to the Administrative Borrower such instrument or instruments (including UCC termination statements) reasonably requested by the Administrative Borrower and will duly assign, transfer and deliver to the Administrative Borrower for the benefit of the Grantors (without recourse, and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or released to the extent in the physical possession of Investor Representative and has theretofore been released pursuant to this Agreement.

9.11        Rules of Construction. The provisions of Section 6.13 of the Note Purchase Agreement shall be incorporated herein mutatis mutandis.

9.12        Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement to the extent they are held to be unenforceable and the remainder of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

9.13       Entire Agreement. This Agreement and the exhibits hereto set forth the entire agreement and understanding of the parties related to this transaction and supersedes all prior agreements and understandings, oral or written.

10.	Appointment of Investor Representative as Investor Representative.

10.1        Appointment. The Investors, by their acceptance of the Notes and the benefits of this Agreement, hereby designate Arena Investors, LP to act as Investor Representative on behalf of, and as agent for the Investors as specified in this Agreement and the other Transaction Documents. Each Investor shall be deemed irrevocably to authorize Arena Investors, LP, in its capacity as Investor Representative, to take such action on its behalf under the provisions of this Agreement and any other Transaction Document and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Investor Representative by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Investor Representative may perform any of its duties hereunder by or through its agents or attorneys and shall not be responsible for the acts or omissions of any such agent or attorneys.

10.2        Nature of Duties. The Investor Representative shall have no duties or responsibilities except those expressly set forth in this Agreement. Neither the Investor Representative nor any of its partners, members, shareholders, officers, directors, employees or agents shall be liable for any action taken or omitted by it as such under this Agreement or any other Transaction Document or in connection herewith or therewith, be responsible for the consequence of any oversight or error of judgment or answerable for any loss, whether before or after an Event of Default, unless caused solely by its or their gross negligence or willful misconduct as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction. The duties of the Investor Representative shall be mechanical and administrative in nature; and nothing in this Agreement or any other Transaction Document, expressed or implied, is intended to or shall be so construed as to impose upon the Investor Representative any obligations in respect of this Agreement or any other Transaction Document except as expressly set forth herein, and no implied obligations shall be read into this Agreement or any other Transaction Document against the Investor Representative. The permissive rights of the Investor Representative to take actions under this Agreement or the other Transaction Documents shall not be construed as a duty. Beyond the exercise of reasonable care in the custody of the collateral in its possession and the accounting of monies received by it in respect of the Collateral and/or the Secured Obligations, the Investor Representative will have no duty as to any collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Investor Representative will be deemed to have exercised reasonable care in the custody of the collateral in its possession if the collateral is accorded treatment substantially equal to that which it accords its own property, and the Investor Representative will not be liable or responsible for any loss or diminution in the value of any of the collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Investor Representative in good faith. The Investor Representative shall have no duty to file any financing statements, amendments thereto, continuation statements, intellectual property security agreements or any other agreement or instrument to perfect or maintain the perfection of the Investor Representative’s security interest in the Collateral. In no event shall the Investor Representative or any Investor be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Investor Representative or any Investor has been advised of the likelihood of such loss or damage and regardless of the form of action. The Investor Representative shall not be charged with knowledge of (A) any events or other information, or (B) any default or Event of Default unless a Responsible Officer of the Investor Representative shall have received written notice thereof.

10.3        Lack of Reliance on the Investor Representative. Independently and without reliance upon the Investor Representative, each Investor, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrowers and the other Grantors in connection with such Investor’s investment in the Borrowers and/or the other Grantors, the creation and continuance of the Secured Obligations, the transactions contemplated by the Transaction Documents, and the taking or not taking of any action in connection therewith, and (ii) its own appraisal of the creditworthiness of the Borrowers and the other Grantors and the value of the Collateral from time to time, and the Investor Representative shall have no duty or responsibility, either initially or on a continuing basis, to provide any Investor with any credit, market or other information with respect thereto, whether coming into its possession before any Secured Obligations are incurred or at any time or times thereafter. The Investor Representative shall not be responsible to any Grantor, any Investor or any other Person for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith, or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Transaction Document, or for the financial condition of any or all of the Grantors or the value of any of the Collateral, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Transaction Document, or the financial condition of any or all of the Grantors, or the value of any of the Collateral, or the existence or possible existence of any default or Event of Default under this Agreement, the Notes or any of the other Transaction Documents. The Investor Representative will not be responsible for the existence, genuineness or value of any of the collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Investor Representative hereby disclaims any representation or warranty to the present and future Investors concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral.

10.4	Certain Rights of the Investor Representative.

(a)          The Investor Representative shall have the right on behalf of all of the Investors to take any action with respect to the Collateral permitted or required by the Transaction Documents. The Investor Representative may (but shall not be required to) request instructions from the Investors with respect to any material act or action (including failure to act) in connection with this Agreement or any other Transaction Document, and shall be entitled to act or refrain from acting in accordance with the instructions of the Majority Investors; if such instructions are not provided despite the Investor Representative’s request therefor, the Investor Representative shall be entitled to refrain from such act or taking such action, and if such action is taken, shall be entitled to indemnification satisfactory to the Investor Representative from the Investors in respect of actions to be taken by the Investor Representative; and the Investor Representative shall not incur liability to any Person by reason of so acting or refraining. Without limiting the foregoing, (i) no Investor shall have any right of action whatsoever against the Investor Representative as a result of the Investor Representative acting or refraining from acting hereunder in accordance with the terms of this Agreement or any other Transaction Document and (ii) the Investor Representative shall not be required to take any action that the Investor Representative believes (A) could reasonably be expected to expose it to personal liability unless it is indemnified to its satisfaction or (B) is contrary to this Agreement, the Transaction Documents or applicable law.

(b)          The Investor Representative shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of any Investor, pursuant to the provisions of this Agreement, unless such Investor shall have offered, and if requested, provided to the Investor Representative security or indemnity (satisfactory to the Investor Representative in its sole and absolute discretion) against the costs, expenses and liabilities which may be incurred by it in compliance with such request or direction.

(c)          Nothing in this Agreement shall require the Investor Representative to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.

(d)          Whether or not expressly provided for therein, when Arena Investors, LP acts as Investor Representative under any other Transaction Document, Arena Investors, LP shall be entitled to the rights, privileges, immunities and indemnities granted to the Investor Representative in this Agreement.

10.5        Reliance.

(a)          The Investor Representative shall be entitled to conclusively rely, and shall be fully protected in relying, upon any writing, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness, resolution, statement, certificate, instrument, telex, teletype or facsimile message, cablegram, radiogram, judgment, or other paper or document or telephone message, reasonably believed by it in good faith to be genuine signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the other Transaction Documents and its duties hereunder and thereunder, upon advice of counsel selected by it (which may be counsel to the Grantors or the Investors) and upon all other matters pertaining to this Agreement and the other Transaction Documents and its duties thereunder, upon advice of other experts reasonably selected by it in good faith. The Investor Representative may, at the joint and several expense of the Grantors, request, rely on and act in accordance with Officer’s Certificates and/or opinions of counsel, and shall incur no liability and shall be fully protected in acting or refraining from acting in accordance with such Officer’s Certificates and opinions of counsel.

(b)          Whenever the Investor Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Secured Obligations or the identity of the Investors, it may request that such information be furnished to it in writing by the Borrowers, the Grantors or the Investors and shall be entitled to make such determination on the basis of the information so furnished and may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the foregoing (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Investor or any other Person as a result of such determination.

10.6        Expenses; Indemnification.

(a)          The Grantors shall reimburse the Investor Representative for expenses in accordance with Section 9.5.

(b)          In addition to the payment of fees and reimbursement of expenses, the Grantors jointly and severally agrees to defend, indemnify, pay and hold harmless the Investor Representative, its officers, members, shareholders, partners, directors, trustees, employees, advisors (including attorneys, accountants and experts), representatives and agents and each of their respective successors and assigns and each Person who controls any of the foregoing (each, an “Indemnitee”), from and against any and all losses, liabilities or reasonable expenses, including reasonable fees and expenses of counsel, incurred by it arising out of or in connection with the acceptance or administration of its duties under this Agreement and the other Transaction Documents or in any way relating to or arising out of this Agreement or any other Transaction Document, including the reasonable costs and expenses of enforcing this Agreement and the Transaction Documents against any Grantor (including this Section 10.6) and defending itself against any claim (whether asserted by any Grantor, any Investor or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct.

(c)          To the extent that the Investor Representative is not reimbursed and indemnified by the Grantors, the Investors will jointly and severally reimburse and indemnify the Investor Representative, in proportion to their initially purchased respective principal amounts of Notes, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Investor Representative in performing its duties hereunder or under this Agreement or any other Transaction Document, or in any way relating to or arising out of this Agreement or any other Transaction Document except to the extent determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct. Prior to taking any action hereunder as Investor Representative, the Investor Representative may require each Investor to deposit with it sufficient sums as it determines in good faith is necessary to protect the Investor Representative for fees, costs and expenses associated with taking such action.

(d)          The provisions of this Section 10.6 shall survive termination of this Agreement and any resignation or removal of the Investor Representative.

10.7        Resignation by the Investor Representative.

(a)          The Investor Representative may resign from the performance of all its functions and duties under this Agreement and the other Transaction Documents at any time by giving 30 days’ prior written notice to the Administrative Borrower and the Investors. Such resignation shall take effect upon the appointment of a successor Investor Representative pursuant to clauses (b) and (c) below.

(b)          Upon any such notice of resignation, Majority Investors (with the consent, so long as no Event of Default has occurred and is continuing, of the Administrative Borrower, which consent shall not be unreasonably withheld, conditioned or delayed) shall appoint a successor Investor Representative hereunder.

(c)          If a successor Investor Representative shall not have been so appointed within said thirty (30)-day period, the Administrative Borrower in consultation with the Investor Representative shall then appoint a successor Investor Representative who shall serve as Investor Representative until such time, if any, as the Majority Investors appoint a successor Investor Representative (with the consent, so long as no Event of Default has occurred and is continuing, of the Administrative Borrower, which consent shall not be unreasonably withheld, conditioned or delayed) as provided above. If a successor Investor Representative has not been appointed within such thirty (30)-day period, the Investor Representative may petition any court of competent jurisdiction or may interplead the Grantors and the Investors in a proceeding for the appointment of a successor Investor Representative, and all fees, including, but not limited to, extraordinary fees associated with the filing of interpleader and expenses associated therewith, shall be payable jointly and severally by the Grantors promptly following written demand to the Administrative Borrower therefor. Upon the acceptance of any appointment as Investor Representative hereunder by a successor Investor Representative, such successor Investor Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Investor Representative and the retiring Investor Representative shall be discharged from its duties and obligations under this Agreement. After any retiring Investor Representative’s resignation or removal hereunder as Investor Representative, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Investor Representative.

(d)          Any corporation or association into which the Investor Representative may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Investor Representative is a party, will be and become the successor the Investor Representative under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

(e)          No Borrower, Grantor, Investor or any other Person or Persons shall have the right to remove or replace Arena Investors, LP as the Investor Representative without the Investor Representative’s prior written consent (which consent shall be given or withheld in the Investor Representative’s sole discretion).

10.8        Rights with Respect to Collateral. Each Investor (other than Arena Investors, LP in its capacity as Investor Representative) agrees with all other Investors and the Investor Representative that it shall not, and shall not attempt to, (a) exercise any rights with respect to the Grantors, the Collateral or the Investor Representative’s security interest in the Collateral, whether pursuant to this Agreement, any other Transaction Document, any other agreement, applicable law or otherwise (it being understood and agreed that any exercise of rights or remedies under the Transaction Documents shall be exercised exclusively by the Investor Representative (and not by any Holder or Investor or other Person)), or (b) take or institute any action against the Investor Representative or any of the other Investors in respect of the Collateral, the Transaction Documents or its rights under the Transaction Documents (other than any such action arising from the breach of this Agreement).

10.9        Force Majeure. The Investor Representative shall not be responsible or liable for any failure or delay in the performance of its agent-related obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

GRANTORS:

CAPSTONE TECHNOLOGIES GROUP, INC.

By: /s/ Michael Pruitt
Name: Michael Pruitt
Title: Chairman

Address for Notices:

Capstone Technologies Group, Inc.
4539 Hedgemore Dr
Suite 103
Charlotte, NC 28209
Attn: Michael Pruitt
mp@avenelfinancial.com

VISITIQ, LLC

By: /s/ Vernon Hanzlik
Name: Vernon Hanzlik
Title: CEO

Notice Details:

VisitIQ, LLC
729 N. Washington Ave. #600
Minneapolis, MN 55401
Attention: Vernon Hanzlik
Email:

Signature Page to Security Agreement

DRIVENIQ CORPORATION

By: /s/ Vernon Hanzlik
Name: Vernon Hanzlik
Title: CEO

Notice Details:

DrivenIQ Corporation
722 Dulaney Valley Rd #332
Towson, MD 21204
Attention: Vernon Hanzlik
Email:

Signature Page to Security Agreement

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

ARENA INVESTORS, LP,
as Investor Representative

By: /s/ Lawrence Cutler
Name: Lawrence Cutler
Title: Chief Operating Officer

Address for Notices:

Arena Investors
2500 Westchester Avenue Suite 401
Purchase, NY 10577
Attn: Vincent DeVito
Email:

Signature Page to Security Agreement